Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216

SPECTRUM PHARMACEUTICALS ANNOUNCES RESULTS OF FDA MEETING REGARDING
FUSILEV® sNDA UNDER REVIEW FOR ADVANCED METASTATIC COLORECTAL CANCER

•	No Additional Efficacy Studies Needed

•	Spectrum Currently Expects to Submit Requested Data In Third Quarter 2010

IRVINE, California – January 25, 2010 – Spectrum Pharmaceuticals (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today announced that it has met with the FDA regarding it’s supplemental New Drug Application (sNDA) for FUSILEV® (levoleucovorin) for injection for the treatment of patients with advanced metastatic colorectal cancer. In October 2009, the FDA issued a Complete Response letter regarding its sNDA for FUSILEV.

The FDA requested additional data which the Company expects to submit in the third quarter of 2010. The FDA did not request any additional efficacy studies.

“We are very encouraged by the collaborative relationship and straightforward requirements for approval posed to us by the FDA,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We currently expect to provide the FDA with the additional data they require to complete their review of FUSILEV for the treatment of advanced metastatic colorectal cancer in the third quarter.”

About FUSILEV® (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in vials as freeze-dried powder. FUSILEV rescue is also indicated after high-dose methotrexate therapy in osteosarcoma. Additionally, FUSILEV is indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV has been marketed outside the United States by Wyeth, Sanofi-Aventis, Takeda, and others for more than 10 years.

Full prescribing information can be found at www.FUSILEV.com.

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for Spectrum’s approved drugs, continuing to build Spectrum’s team, leveraging the expertise of partners around the world to assist Spectrum in the execution of its strategy, that we expect to submit the additional data in the third quarter, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that Spectrum’s existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that Spectrum’s existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that Spectrum’s efforts to acquire or in-license and develop additional drug candidates may fail, Spectrum’s lack of significant revenues, limited marketing experience, dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. ® and Fusilev® are registered trademarks of Spectrum, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI